EXHIBIT 10.1

RESIGNATION, SEPARATION AGREEMENT
AND FULL AND FINAL RELEASE OF CLAIMS

This Resignation, Separation Agreement and Full and Final Release of Claims (“Agreement”) is entered into between Berkshire Hills Bancorp, Inc., Berkshire Bank and Tami M. Gunsch (“you” or “your”) (collectively, the “Parties”) on October 29, 2021.

Per our mutual understanding, your employment as Senior Executive Vice President, Head of Consumer Banking of Berkshire Hills Bancorp, Inc. (“Company”) and Berkshire Bank (“Bank”) (collectively, the “Employers”) will end as a result of your resignation.  You and the Employers desire to resolve any and all issues relating to the conclusion of your employment amicably and on mutually satisfactory terms.   To that end, and as additional compensation to you, the Employers are offering you a separation package in accordance with the terms of this Agreement.

Upon your signature, this Agreement shall constitute the agreement between you and the Employers on the terms of your separation from employment as follows:

1. Resignation and Press Release.  You have informed the Employers of your intention to resign from your position as Senior Executive Vice President, Head of Consumer Banking of the Company and the Bank effective October 29, 2021 (“Resignation Date”).  You shall be paid your earned salary and accrued but unused vacation time, if any, through the Resignation Date, less legally required withholdings.

2. Cash Separation Payment.  Upon your timely execution of this Agreement and in exchange for your full compliance with this Agreement and  provided that you have met, and continue to meet, all of your obligations, agreements and undertakings set forth herein, the Company agrees to pay you the gross amount of $448,460, less legally required withholdings (“Separation Pay”), on the Company’s first scheduled pay date on or after January 1, 2022 provided that the 7-day revocation period explained in Paragraphs 14 and 15 of this Agreement  expires without revocation (the “Payment Date”).  If you should die prior to the Payment Date, the Company will pay your beneficiary the Separation Pay on the Payment Date.

3. Insurance.  After your Resignation Date, the Company also agrees to provide you and with health and dental insurance coverage under the Company’s early retiree health and dental insurance program, at no expense to you for six (6) months. This coverage would run concurrently with COBRA and begin on your Resignation Date.  After six (6) months, you shall be entitled to continue your early retiree medical insurance at your own expense and pursuant to the terms of such retiree insurance program. You shall also be entitled to continue your dental insurance coverage through COBRA. At least thirty (30) days prior to the conclusion of your Company-subsidized early retiree health and dental insurance, the Company will notify you of the cost to continue such coverage along with dental insurance through COBRA.

In further consideration of your acceptance of this Agreement, the Company also agrees to provide your spouse with group health and dental coverage, at no expense to you, for six (6) months following your termination date.  This coverage will run concurrently with COBRA and begins on your resignation date.  After that date, your spouse shall be entitled to continue to receive extended health coverage, through the Company, at your own expense, at whatever premium the Company is permitted to charge by law and for whatever period is provided by law.  You shall receive further information concerning your rights under the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”). Please be aware that the COBRA qualifying event for the insurance coverage (s) is your termination date.

4. No Future Compensation.  Other than the obligations of the Company as set forth under the terms of Paragraphs 2 and 3 of this Agreement, you represent and agree that (a) you are not entitled to any other wages, salary, bonuses, benefits or any other compensation or reimbursements from the Employers, except for any of your vested benefits under the Berkshire Bank 401(k) Plan and the consulting agreement entered into between the Bank and yourself dated as of October 29, 2021 (the “Consulting Agreement”), (b) for purposes of clarity, nothing paid under this Agreement will be deemed to be in lieu of any compensation to which you are entitled to under the Berkshire Bank 401(k) Plan, of which you are one-hundred percent (100%) vested or the Consulting Agreement, and (c) all non-vested equity awards will be forfeited, including, but not limited to, all restricted stock awards subject to performance-based vesting notwithstanding the terms and conditions of any underlying award agreement.

5. Mutual Release.  As is standard in situations where an employer is paying an employee additional compensation upon separation, you, your spouse, beneficiaries, estate, heirs and any and all parties that may act on your behalf agree to fully and completely release, relinquish and forever discharge the Employers, and the Employers agree to fully and completely release, relinquish and forever discharge you from any and all claims demands, disputes, obligations, promises, costs, charges, fees (including attorneys’ fees), expenses, taxes, fines, penalties, actions and causes of action of any kind, nature or description, whether known or unknown (including, but not limited to, for breach of any duty of good faith or other extra-contractual liability under any policy, and under the statutes, regulations or common law of any state), that you had or may have had or the Employers had or may have had, may now have or claim to have, or which may hereafter accrue, including without limitation any claims arising from or related to your employment with either of the Employers, except as provided in Section 22 of this Agreement.  For purposes of this Agreement, the term “Employers” means and includes Berkshire Bank and Berkshire Hills Bancorp, Inc., their respective predecessors, successors and assigns, all of their past, present, and future shareholders, trustees, directors, officers, employees, representatives, attorneys, agent, and all of their respective parent or controlling corporations, affiliates and subsidiaries, as the case may be, or any other legal entity describing Berkshire Bank and Berkshire Hills Bancorp Inc.'s organization or through which they conduct business.

6. General Release – Statutory and Regulatory Claims.  You represent and warrant that you have not filed any complaints, charges or claims against the Employers with any local, state or federal court or administrative agency.  Except with respect to any rights arising out of this Agreement, you specifically agree that you waive and release any and all manner of claims you ever had, now have or may have under any federal or state labor, employment, retaliation or discrimination laws, statutes, public policies, orders or regulations, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Rehabilitation Act of 1973, as amended, the Fair Labor Standards Act of 1938, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Age Discrimination in Employment Act, as amended, Chapters 149 through 154 of the Massachusetts General Laws, the Massachusetts Civil Rights Act, the Massachusetts Equal Rights Law, or at common law, including but not limited to claims relating to breach of an oral or written contract, wrongful discharge, misrepresentation, defamation, interference with prospective economic advantage, interference with contractual relationship, intentional and negligent infliction of emotional distress, negligence, and breach of the covenant of good faith and fair dealing.  It is expressly agreed and understood that the release contained herein is a GENERAL RELEASE, but that you are not waiving or releasing any rights or claims that arise after the date that this Agreement is executed.  The consideration given by the Employers in exchange for your General Release exceeds anything of value to which you otherwise were entitled in the absence of a waiver.

7.  General Release – Massachusetts Wage Act.  Not in limitation of the previous paragraph, by signing this Agreement, you agree and understand that you are waiving, relinquishing and releasing any and all claims or rights that you have or may have against the Employers arising under the Massachusetts Wage Act, G.L. c. 149,

§ 148, and/or its federal law equivalent.  You are not, however, waiving any rights or claims that may arise after the execution of this Agreement.  You specifically acknowledge that this waiver and release releases the Employers from liability to you for any alleged violation of the Massachusetts Wage Act and/or its federal law equivalent to the date of this Agreement.

8. General Release – EEOC, MCAD and Claims for Reinstatement.  With respect to the rights and claims that you are waiving, you are waiving not only your right to recover in any action that you might commence, but also your right to recover in any action brought on your behalf by any other party, including, but not limited to, the U.S. Equal Employment Opportunity Commission, or any other federal, state or local governmental agency or department.  Nothing in this Agreement shall be construed to affect the rights and responsibilities of the Equal Employment Opportunity Commission (“EEOC”) and the Massachusetts Commission Against Discrimination (“MCAD”) to enforce the anti-discrimination laws.  Also, nothing in this Agreement may be used to justify interfering with the employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or MCAD.  In addition, and not in limitation of the foregoing, you hereby forever release and discharge the Employers from any liability or obligation to reinstate or reemploy you in any capacity.

9. Confidentiality.  The Parties agree to keep confidential all negotiations leading up to execution of the Agreement, including without limitation all communications and documents exchanged in connection therewith, except for your spouse, attorney, or as required by regulatory inquiry, law, or court order.  You acknowledge and agree that you have been the recipient of confidential and proprietary business information concerning the Employers, including without limitation past, present, planned or considered business activities of the Employers, and agree that you will not use your knowledge of such information or disclose such confidential and proprietary information for any purposes whatsoever, except as may be expressly permitted in a writing signed by the Employers, or as may be required by regulatory inquiry, law, or court order.  You understand that nothing contained in this Agreement limits your ability to file a charge or complaint with the United States Securities and Exchange Commission (“SEC”) and this Agreement does not limit your right to receive an award for information provided to the SEC.

10. Cooperation.  You hereby represent and warrant that you have returned documents and other property of the Employers.  You further agree (i) to cooperate with the Employers to the extent that your knowledge of facts concerning the Employers’ business is required to respond to any governmental or regulatory inquiry, or in connection with any court, administrative proceeding, or investigation related to matters that took place during the term of your employment, and (ii) to furnish such information and assistance to the Employers as may reasonably be required by the Employers in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.  The Employers will reimburse you for your reasonable expenses incurred in complying this section.

11. Mutual Non-Disparagement.  The Parties agree not to make any disparaging statements concerning the other party which would reasonably be expected to affect adversely the reputation or goodwill of the other party.  With respect to the Employers, you acknowledge such non-disparagement obligations and protections extend to the Bank, the Company, its affiliates and current or former officers, directors, employees or agents.  The Employers hereby acknowledge that the Employers’ obligation under this provision extends to senior and executive management.  The provisions of this term of the Agreement shall not apply to any truthful statement required to be made by you or the Employers in any legal proceeding or in connection with any governmental or regulatory investigation.

12. One Year Non-Solicitation of Employees and Customers.  You hereby covenant and agree that, for a period of one year following the Resignation Date, you shall not, without the written consent of the Employers, either directly or indirectly:

(a) solicit, encourage or attempt to persuade or cause any officer or employee of the Employers or any of their respective affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any firm, corporation, entity or enterprise that competes with the business of the Employers; or
(b) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Employers or any of their respective affiliates to terminate an existing business or commercial relationship with the Employers or any of their respective affiliates or transfer some or all of such customer’s business or relationships with the Employers or any of their respective affiliates; provided further, that it is expressly understood and acknowledged that this paragraph shall not prevent any customer of the Employers or any of their respective affiliates from voluntarily electing to transfer its business or relationships so long as you have not in any way solicited, provided any information, advised, consulted, recommended or taken any action to encourage such customer to do so.

13. One Year Non-Competition Restriction.  For a period of one (1) full year after the Resignation Date, you hereby covenant and agree that you will not directly or indirectly (i) engage in, assist, or conduct any business that is the same as or in any way competes with, the business of the Employers or any of their respective subsidiaries and affiliates, in any city, town or county in which either Employer or any of their respective subsidiaries and affiliates has an administrative office, lending office or retail branch operation, or (ii) participate in, have an interest in, or affiliate with in any capacity (including as a partner, shareholder, member, employee, principal, agent, trustee or consultant) any general or limited partnership, corporation, limited liability company, firm, association or other legal entity that engages, directly or indirectly, in any business that is the same as or in any way competes with, the business of the Employers; provided, however, you may request a waiver from the Employers with respect to the limitations of this Paragraph 13 on a case by case basis at any time, and the Employers hereby agree that such written approval of such request shall not be unreasonably withheld.  Notwithstanding the foregoing, the Employers reserve the right to elect not to approve such request for waiver of the limitations herein within its sole discretion if the proposed employing entity is an FDIC insured depository institution.  You hereby acknowledge and agree that you have been advised to consult a lawyer prior to signing this Agreement and that you have received adequate consideration in exchange for this restriction which is above and beyond any compensation otherwise owed to you.  If, for any reason, any provision of this Paragraph 13 of this Agreement is held invalid, the restrictions in this Paragraph 13 shall be modified, by the minimum amount necessary, such that the remaining provisions are consistent with law and continue in full force and effect.  You acknowledge that mutually agreed upon consideration exists to support the non-competition restrictions in the Agreement and that you have been afforded up to seven (7) business days to revoke your acceptance in writing.

14. Period for Review and Revocation.  You acknowledge that you will have twenty-one (21) days from your receipt hereof in which to review this Agreement and consider whether or not it is in your best interest to accept this offer and sign this Agreement.  Furthermore, you may rescind this Agreement within seven days of the day you sign it, after which time, if not rescinded, this Agreement becomes irrevocable.  Prior to executing this Agreement, the Employers advise you to consult with an attorney before signing this Agreement.  By signing this Agreement, you represent that you have carefully read this document, that you understand it, and that you have had an opportunity to consult with and review this Agreement with an attorney of your choice.  You also represent that you know and understand the contents of this Agreement; including its final and binding effect on your rights and duties, and that you freely and voluntarily assent to all the terms and conditions with the full intent of releasing the

Employers from all claims.  You represent that the only consideration for signing this Agreement are the terms stated herein; that no other promises, representations or agreements of any kind have been made to or with you to cause you to sign this Agreement.  You represent that your releases, waivers, representations, warranties, undertakings, obligations and agreements set for the herein are in exchange for extra consideration to which you would not have been entitled in the absence thereof.  You further acknowledge and agree that the Employers are not undertaking to advise you with respect to any tax consequences of this Agreement and that you are solely responsible for determining those consequences.

15. Period for Rescission.  This Agreement shall become effective and enforceable the eighth day after you have executed the document and delivered it to the Company.  You understand that you have the right to revoke and rescind this Agreement at any time within that period.  If you choose to rescind, this Agreement may only be rescinded in its entirety.  Once rescinded, no provision of this Agreement shall be enforceable.

16. Additional Consideration.  You acknowledge that the payments and benefits described in this Agreement constitute a special separation benefit which the Employers are providing in its discretion due to your unique circumstances and that you are not otherwise entitled to receive this entire separation package from the Employers.

17. Headings.  The headings set forth at the beginning of any paragraph of this Agreement are for the convenience of the Parties and are not part of the substantive terms of this Agreement.  No headings shall be deemed to qualify, limit or modify the substantive terms of this Agreement in any respect.

18. Entire Agreement.  The Parties to this Agreement mutually agree and specifically acknowledge that we are entering into this Agreement for the purpose of amicably resolving any and all issues relating to the conclusion of, or any other matter related to your employment with the Employers.  This Agreement supersedes any previous agreement, whether written or oral, that you may have had with the Employers and any other agreement is merged into and extinguished by this Agreement.  This Agreement shall not be deemed an admission by the Employers of a violation of any statute or law or wrongdoing of any kind.

19. Governing Law.  The terms of this Agreement are contractual in nature and not a mere recital, and it shall take effect as a sealed document.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without reference to conflict of law rules, and this Agreement shall be deemed to be executed and performed in Massachusetts.

20. Arbitration of all Disputes.   Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in Boston, Massachusetts, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Employers may seek injunctive relief in a court of competent jurisdiction in Massachusetts to restrain any breach or threatened breach of any provision of this Agreement, including without limitation paragraphs 9, 12 and 13 above, without prejudice to any other rights or remedies that may otherwise be available to the Employers.
21. Savings Clause.  If any provision of this Agreement is determined to be void or unenforceable, the remaining provisions of this Agreement will remain in full force and effect

22. Clawback.  The Employers, or their respective successors or assigns, shall retain the legal right to demand the return of any payments made to you under the Agreement as may be required by any federal or state regulators of the Company or the Bank, within applicable regulatory time periods.  You further agree that the confidentiality, non-disparagement, non-solicitation and non-competition obligations set forth in Paragraphs 9, 11, 12 and 13 of the Agreement are material terms of the Agreement.  If the Employers establish a breach of any provision of this Agreement, you acknowledge and agree that the Employers shall be entitled to recover from you the full amount paid, and to not pay amounts to be paid, to you, as well as all reasonable attorney’s fees and costs incurred by the Employers in a successful proceeding to enforce the Agreement.  You shall be entitled to recover from the Employers all reasonable attorneys’ fees and costs incurred by you in a successful proceeding to enforce the Agreement.  Before bringing a proceeding alleging your breach of Paragraphs 9, 11, 12 and/or 13 of the Agreement, the Employers must provide written notice to you of their belief that such breach occurred within 30 days of the Employers’ knowledge of the existence of the conditions giving rise to such belief, and the notice shall describe the conditions believed to constitute a breach. You shall have 30 days to respond to such notice and, if practicable, to remedy such conditions.

23. Execution in Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.  Facsimile or electronically transmitted (e.g., “.pdf”) signatures shall have the same binding force and effect as original signatures.

24. No Presumption.  The Parties agree that this Agreement was negotiated fairly between them at arms’ length and that the final terms of this Agreement are the product of the parties’ negotiations. Each party represents and warrants that it has sought and received legal counsel of his/its own choosing with regard to the contents of this Agreement and the rights and obligations affected hereby. The Parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore should not be construed against any party on the grounds that it was more responsible for drafting the provisions.

25. Modification.  Any amendment or modification of this Agreement must be in writing and signed by duly authorized representatives of each of the parties.  Any modification or amendment not made in this manner shall have no force or effect.

26. Binding on Successors.  This Agreement will inure to the benefit of the Company, Bank and any successors and assigns.  Any successor of the Company or Bank will continue the terms and conditions of this Agreement.  You may not assign your rights, duties or obligations under this Agreement.

[The remainder of this page is left blank intentionally.]

[See next page for signatures.]

If you are in agreement with the terms set forth above, please indicate by executing a copy of this Agreement and returning it to me.

BERKSHIRE HILLS BANCORP, INC.

By: /s/ Nitin J. Mhatre
Nitin J. Mhatre, President and Chief Executive Officer

BERKSHIRE BANK

By: /s/ Nitin J. Mhatre
Nitin J. Mhatre, Chief Executive Officer

I understand and agree completely to the
foregoing as of October 29, 2021

/s/ Tami M Gunsch
Tami M. Gunsch